UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

WYNN RESORTS, LIMITED

(Name of Registrant as Specified In Its Charter)

KAZUO OKADA
UNIVERSAL ENTERTAINMENT CORPORATION
ARUZE USA, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Aruze USA, Inc. 745 Grier Drive, Las Vegas, Nevada 89119

PRELIMINARY COPY SUBJECT TO COMPLETION, DATED OCTOBER 5, 2012

To Our Fellow Wynn Resort, Limited Stockholders:

Mr. Kazuo Okada, a founder and member of the board of directors (the “Board”) of Wynn Resorts, Limited (“Wynn Resorts” or the “Company”), Universal Entertainment Corporation and its subsidiary, Aruze USA, Inc. (collectively, the “Universal Group” or “we”), are the beneficial owners of 24,549,222 shares (the “Aruze Shares”) of common stock, $.01 par value (the “Common Stock”) of Wynn Resorts, representing approximately 19.6% of the outstanding shares of Common Stock.1

We have nominated Professor Jonathan R. Macey and Mr. Fredric G. Reynolds, two highly-qualified nominees (the “Nominees”), for election at the Company’s 2012 annual meeting of stockholders (the “Annual Meeting”).  Each of the Nominees is independent from (i) the Universal Group and its affiliates and (ii) the Company and its affiliates.  We nominated these two candidates because we believe that the Board lacks a sufficient level of independence from the Company’s management and, in particular Stephen A. Wynn, the Company’s chairman and chief executive officer.   In fact, only seven of the 12 members (or 58.3%) of the Board are currently independent under the listing rules of The NASDAQ Stock Market LLC (“Nasdaq”).  In its 2011 report on the Company, proxy advisory firm ISS noted the low level of independent directors on the Board, stating, “[i]nvestors generally prefer that independent directors be a substantial majority of the company’s board.”  Additionally, proxy advisory firm Glass Lewis & Co., in its 2011 Proxy Paper on the Company remarked:

We note that five of the twelve directors are either affiliated with the Company or are insiders.  We believe this raises concerns about the objectivity and independence of the board and its ability to perform its proper oversight role.  We prefer boards with a lower percentage of affiliates and insiders.

We strongly believe the interests of stockholders should be better protected by greater independent representation on the Board.   We are submitting the Nominees for election to the Board to strengthen the Board and to provide strong, independent directors to help lead the Company and drive its business goals.  We believe that the addition of these independent, highly credentialed and experienced directors is essential to enhancing the Company’s corporate governance and future success.  We believe the Nominees would be deemed independent under Nasdaq’s listing rules.

We are seeking to change only a minority of the Board in an effort to ensure that the interests of the stockholders, the true owners of the Company, are appropriately represented in the boardroom.  Because Wynn Resorts has a staggered Board, only the four Class I directors of the 12-person Board are up for election at the Annual Meeting.   Through the accompanying Proxy Statement, we are soliciting proxies to elect not only our two Nominees, but also the candidates who have been nominated by Wynn

1 On February 18, 2012, Wynn Resorts purported to redeem the Aruze Shares, which constitute all of the shares held by the Universal Group.  The Universal Group believes that Wynn Resorts’ purported redemption of the Aruze Shares is contrary to law and will be determined void ab initio pursuant to the pending litigation between, among other, the Universal Group and Wynn Resorts.  However, if the redemption is determined to be valid, the Universal Group would not own any shares of Common Stock, its nomination of the Nominees would not be valid and it would terminate its solicitation.  See “Purported Redemption of the Aruze Shares” on page 3 of the accompanying Proxy Statement.

Resorts other than Linda Chen and Marc D. Schorr, each of whom is an executive officer of Wynn Resorts or its subsidiaries.  By our solicitation, we are, therefore, soliciting proxies to elect all four Class I directors, consisting of our two Nominees and the two non-management nominees proposed by Wynn Resorts on our GREEN proxy card.  The names, backgrounds and qualifications of Wynn Resorts’ nominees, and other information about them, can be found in Wynn Resorts’ proxy statement for the Annual Meeting filed with the SEC on September 20, 2012 (“Wynn Resorts’ Proxy Statement”).

In addition, according Wynn Resorts’ Proxy Statement, at the Annual Meeting, stockholders will be asked to vote on proposals to approve (i) Wynn Resorts’ Amended and Restated Annual Performance Based Incentive Plan as proposed and (ii) the ratification of appointment of the Company’s independent public accountants.  You will be able to use the enclosed GREEN proxy card to vote on these proposals as well.  See “Other Matters To Be Considered At The Annual Meeting” in the accompanying Proxy Statement.

There is no assurance that any of the Company’s nominees will serve as directors if our Nominees are elected.  Further, since the Nominees would comprise less than a majority of the Board, if elected, there can be no assurance that any actions or changes proposed by the Nominees will be adopted or supported by the Board, or that any actions or changes proposed by the Nominees will enhance stockholder value.  It is our hope, however, that if stockholders vote to elect the Nominees at the Annual Meeting, then the Board will give serious consideration to any ideas, plans or proposals for improving corporate governance and enhancing stockholder value that one or both of the Nominees may recommend to the full Board.

WE URGE YOU TO VOTE THE GREEN PROXY CARD FOR PROFESSOR JONATHAN R. MACEY AND MR. FREDRIC G. REYNOLDS AS DIRECTORS AS WELL AS THE CANDIDATES WHO HAVE BEEN NOMINATED BY WYNN RESORTS OTHER THAN LINDA CHEN AND MARC D. SCHORR.  PROFESSOR MACEY AND MR. REYNOLDS ARE COMMITTED TO ACTING IN THE BEST INTEREST OF ALL STOCKHOLDERS OF WYNN RESORTS.  THE UNIVERSAL GROUP URGES YOU TO VOTE YOUR GREEN PROXY CARD FOR PROFESSOR MACEY AND MR. REYNOLDS.

WE URGE YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY WYNN RESORTS.  IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PROXY BY DELIVERING A LATER-DATED GREEN PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, VOTING VIA THE INTERNET OR TELEPHONE, OR BY VOTING IN PERSON AT THE ANNUAL MEETING.  SEE “VOTING PROCEDURES” IN THE ACCOMPANYING PROXY STATEMENT.

We urge you to carefully consider the information contained in the accompanying Proxy Statement and then support our efforts by signing, dating and returning the enclosed GREEN proxy card today.

A proxy may be given by any person who held shares of Common Stock on September 12, 2012, the record date for the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are urged to sign and date the enclosed GREEN proxy card and return it in the postage-paid envelope provided or vote by Internet or telephone in accordance with the instructions on the GREEN proxy card.  It is very important that you date your GREEN proxy card.

Thank you for your support,

Aruze USA, Inc.
By Kazuo Okada President

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of the Universal Group’s proxy materials, please contact MacKenzie Partners, Inc. at the phone numbers or email listed below

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Tel: (800) 322-2885 (toll free) or (212) 929-5500 (call collect)
Email: proxy@mackenziepartners.com

PRELIMINARY COPY SUBJECT TO COMPLETION, DATED OCTOBER 5, 2012
ANNUAL MEETING OF STOCKHOLDERS OF
WYNN RESORTS, LIMITED

To Be Held On November 2, 2012

PROXY STATEMENT

DATED OCTOBER [●], 2012

OF

KAZUO OKADA
UNIVERSAL ENTERTAINMENT CORPORATION
ARUZE USA, INC.

This Proxy Statement and the accompanying GREEN proxy card are being furnished to Stockholders (“Stockholders”) of Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (“Wynn Resorts” or the “Company”) in connection with the solicitation of proxies by Mr. Kazuo Okada (a founder and member of the board of directors of Wynn Resorts), Universal Entertainment Corporation and Aruze USA, Inc. (collectively, the “Universal Group” or “we”), to be used at the 2012 Annual Meeting of Stockholders of Wynn Resorts, which is scheduled to be held at the Encore Theater at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada, on November 2, 2012, at 11:00 a.m. (local time) and at any adjournments, postponements or continuations thereof and at any meeting called in lieu thereof (the “Annual Meeting”).  This Proxy Statement and the GREEN proxy card are first being furnished to Stockholders on or about October [●], 2012.

CERTAIN INFORMATION REGARDING THE NOMINEES, VOTING, THE SOLICITATION AND THE ANNUAL MEETING

The Universal Group Nominees

At the Annual Meeting, we will seek to elect to the board of directors of Wynn Resorts (the “Board”) the following persons (each a “Nominee” and collectively, the “Nominees”):

➢	Professor Jonathan R. Macey

➢	Mr. Fredric G. Reynolds

Each of the Nominees is independent from (i) the Universal Group and any of its affiliates and (ii) Wynn Resorts and its affiliates.

We believe that the Nominees have impressive qualifications and that their experience in matters relating to corporate governance, corporate finance and serving on other public company boards of directors, would be extremely beneficial to Wynn Resorts and, therefore, its stockholders.  Professor Macey is the Sam Harris Professor of Corporate Law, Corporate Finance and Securities Law at Yale Law School, and a professor in the Yale School of Management.  He is a leading scholar and author on corporate governance matters and also has prior public company board experience.  Mr. Reynolds has significant public company experience, including serving as chief financial officer of large U.S. public companies, including CBS Corporation and its predecessor, Westinghouse Electric Corporation.  He currently serves on the board of directors of Kraft Foods, Inc. and AOL, Inc.  We believe that the Nominees’ knowledge of corporate governance, finance and business will significantly improve the corporate governance, finance and business expertise of the Board.  We also believe that each Nominee is a strong stockholder-orientated individual who will help represent the best interests of Wynn Resorts’ stockholders.  For additional information regarding the Nominees, see “Proposal No. 1 – Election of Directors.”

You May Vote for Certain of Wynn Resorts’ Nominees on the GREEN Proxy Card

The Company’s Second Amended and Restated Articles of Incorporation (the “Amended Articles”) and Fourth Amended and Restated Bylaws, as amended (the “Bylaws”), require that the number of directors on the Board be not less than one nor more than thirteen.  Presently, the Board is set at 12 directors and is divided into three classes.  At the Annual Meeting, four Class I directors are to be elected, each to serve until the 2015 Annual Meeting of Stockholders and until his or her successor is elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal.

Under the proxy rules of the Securities and Exchange Commission (“SEC”), we may solicit proxies in support of our Nominees and also seek authority to vote for all of the Wynn Resorts nominees other than those Wynn Resorts nominees we specify.  This enables a Stockholder who desires to vote for up to a full complement of four Class I directors to use the GREEN proxy card to vote for our Nominees as well as the Wynn Resorts nominees for whom we are seeking authority to vote other than those nominees as to which the Stockholder specifically withholds our authority to vote.  We have determined to nominate a slate of two Nominees, Professor Macey and Mr. Reynolds, and are seeking authority to vote for all of the Wynn Resorts nominees other than Ms. Linda Chen and Mr. Marc D. Schorr, each of whom is an executive officer of Wynn Resorts or its subsidiaries.  As a result, should a Stockholder so authorize us, on the GREEN proxy card, we would cast votes for our two Nominees and two Wynn Resorts nominees.  Neither of the Wynn Resorts nominees for whom we seek authority to vote has agreed to serve with any of our Nominees, if elected, and there is no assurance that any of Wynn Resorts’ nominees will serve as directors if one or both of the Nominees are elected to the Board.

Required Vote for the Election of Directors

According to Wynn Resorts’ proxy statement for the Annual Meeting filed with the SEC on September 20, 2012 (“Wynn Resorts’ Proxy Statement”), the Bylaws and applicable law, the election of the Nominees and Wynn Resorts’ nominees requires the affirmative vote of a plurality of the votes cast by the holders of the common stock, $.01 par value (the “Common Stock”) of Wynn Resorts at a meeting at which a quorum is present in person or represented by proxy.  As a result, your vote is extremely important.  We urge you to vote by Internet or telephone in accordance with the instructions on the GREEN proxy card or mark, sign, date and return the enclosed GREEN proxy card to vote FOR the election of each Nominee.

Your May Vote On The Other Annual Meeting Proposals of Wynn Resorts On The GREEN Proxy Card

In addition, according Wynn Resorts’ Proxy Statement, at the Annual Meeting, Stockholders will be asked to vote on proposals to (i) approve Wynn Resorts’ Amended and Restated Annual Performance Based Incentive Plan as proposed and (ii) ratify the appointment by Company’s Audit Committee (the “Audit Committee”) of Ernst & Young LLP as the independent public accountants for the Company and of its subsidiaries for 2012.  You will be able to use the GREEN proxy card to vote on these proposals as well.  See “Other Matters To Be Considered At The Annual Meeting” below.

Participants in Solicitation of Proxies

In addition to the Nominees, the participants in the solicitation of proxies (the “Participants”) are Mr. Kazuo Okada, a citizen of Japan, Aruze USA, Inc.  a Nevada corporation (“Aruze USA”) and Universal Entertainment Corporation, a company organized under the laws of Japan (“Universal”).  Aruze USA has no primary business aside from its investment in Wynn Resorts. Universal manufactures and sells pachislot and pachinko machines.  Universal is registered with the Nevada Gaming Commission, and has been deemed suitable by the Nevada Gaming Commission as a 100% stockholder of Aruze USA.  Mr. Okada is the Chairman of the board of directors of Universal, and he, together with his family members, owns a majority of the outstanding Universal shares.

Except as disclosed in this Proxy Statement, including the Annexes hereto, the Participants have no interest in Wynn Resorts.  See “Proposal No. 1 – Election Of Directors,” “Additional Information about the Participants” and Annex A and Annex B hereto.

Stockholders Entitled to Vote at the Annual Meeting; Voting by the Universal Group

Only holders of record of the Common Stock as of the close of business on September 12, 2012 (the “Record Date”) are entitled to notice of, and to attend and to vote at, the Annual Meeting and any adjournments or postponements thereof.  According to Wynn Resorts’ Proxy Statement, as of the Record Date, there were 100,522,136 outstanding shares of Common Stock, which does not include the Aruze Shares (as defined below).  Including the Aruze Shares, and based on the information contained in Wynn Resort's Proxy Statement, as of the Record Date, there were 125,071,358 outstanding shares of common stock. Stockholders of record at the close of business on the Record Date will be entitled to one vote at the Annual Meeting for each share of Common Stock held on the Record Date.

As of the Record Date, Universal Group beneficially owned an aggregate of 24,549,222 shares of Common Stock, representing approximately 19.6% of the outstanding shares of the Common Stock (the “Aruze Shares”).  See “Purported Redemption of the Aruze Shares” immediately below.  The Aruze Shares are held of record directly by Aruze. The Universal Group intends to vote the Aruze Shares FOR the election of the Nominees and the candidates who have been nominated by Wynn Resorts other than Linda Chen and Marc D. Schorr.

Purported Redemption of the Aruze Shares

As discussed in more detail under “Background of the Solicitation” below, Wynn Resorts purportedly redeemed the Aruze Shares.  The Universal Group believes Wynn Resorts’ purported redemption of the Aruze Shares on February 18, 2012 is contrary to law and will be determined void ab initio pursuant to the pending litigation between, among others, the Universal Group and Wynn Resorts.  On August 31, 2012, Aruze USA and Universal filed a preliminary injunction motion seeking to prohibit Wynn Resorts from preventing Aruze USA from exercising its right to vote the Aruze Shares at the Annual Meeting or otherwise depriving Aruze USA of its stockholder rights, including its right to propose new directors for consideration at the Annual Meeting.  On October 2, 2012, District Court, Clark County, Nevada denied the preliminary injunction motion.  Aruze USA and Universal intend to appeal this decision to the Supreme Court of Nevada. If Aruze USA’s and Universal’s appeal is denied, the Universal Group will not be considered a stockholder for purposes of the Annual Meeting and its nomination of the Nominees will not be valid, as only Stockholders may nominate directors.  In that case, the Universal Group will terminate its solicitation of proxies for the Annual Meeting.  In addition, if it were ultimately determined that the purported redemption is valid, the Aruze Group would not beneficially own any shares of Common Stock. Unless otherwise stated, this Proxy Statement assumes that the Universal Group beneficially owns the Aruze Shares.

BACKGROUND OF THE SOLICITATION

Most Recent Court Proceedings

On August 31, 2012, Aruze USA and Universal filed a preliminary injunction motion that sought to prohibit Wynn Resorts from preventing Aruze USA from exercising its right to vote its shares at the Annual Meeting or otherwise depriving Aruze USA of its stockholder rights, including its right to propose new directors for consideration at the Annual Meeting.  Universal argued that the Board's forcible redemption of Aruze USA's almost 20% ownership interest in Wynn Resorts was an attempt at disenfranchising Aruze USA with respect to critical upcoming stockholder votes and at silencing Mr. Okada as the lone voice of dissent against Steve Wynn on the Board (as evidenced by Mr. Okada's vote against the $135 million pledge to the University of Macau Development Foundation).  Although Wynn Resorts purports to justify the redemption by claiming that, on the basis of a purportedly independent report, Aruze USA's continued ownership of the Common Stock would put Wynn Resorts in imminent danger of losing its gaming licenses, Universal argued that the purportedly independent report was a mere pretext for the Board's actions to oust a dissenting Board member and entrench and enrich Steve Wynn, the Board, and the management of Wynn Resorts.  In fact, one Board member who voted in favor of the redemption, Elaine P. Wynn, has admitted in court filings that Wynn Resorts was not in imminent danger of losing any gaming licenses, and therefore this was not a basis for the redemption.

On October 2, 2012, District Court, Clark County, Nevada denied the preliminary injunction motion.  Aruze USA and Universal intend to appeal this decision to the Supreme Court of Nevada.

Formation of Wynn Resorts

In October 2000, Mr. Stephen A. Wynn founded a Nevada limited liability company, Valvino Lamore, LLC (“Valvino”) to act as the holding entity for a new casino development project.  Mr. Wynn sought funding for the new casino development project from Mr. Kazuo Okada, a highly successful Japanese entrepreneur.  Mr. Okada is the President and a Director of Aruze USA.  Aruze USA, in turn, is a wholly-owned subsidiary of Universal.  After in-person discussions between Mr. Wynn and Mr. Okada, Aruze USA made a contribution of $260 million in cash to Valvino in exchange for 50% of the membership interest in Valvino effective October 3, 2000.  In April 2002, Aruze USA made two additional contributions totaling $120 million to Valvino.

As of April 16, 2002, there were three owners of membership interests (“LLC Interest”) in Valvino – Mr. Wynn, Aruze USA, and a Massachusetts business trust, Baron Asset Fund (“Baron”).

On April 11, 2002, Mr. Wynn, Aruze USA, and Baron entered into a stockholders agreement (the “Stockholders Agreement”).  The Stockholders Agreement established various rights among Mr. Wynn, Aruze USA and Baron with respect to the ownership and management of what would eventually become Wynn Resorts.  Among other things, the Stockholders Agreement imposed restrictions on the sale of stock of Wynn Resorts.  The Stockholders Agreement stated that “as a condition to their willingness to form [Wynn Resorts], either through the contribution of their interests in the LLC or through a different technique, the Stockholders are willing to agree to the matters set forth” in the Stockholders Agreement.  The Stockholders Agreement was subsequently amended on November 8, 2006 to include a mutual restriction on the sale of stock without each other party’s written consent.  It was further amended on January 6, 2010 to include Elaine P. Wynn as a member bound to the terms of the Stockholders Agreement.  See “Additional Information About the Participants–Amended and Restated Stockholders Agreement and Waiver and Consent Relating Thereto” below.

On June 3, 2002, Mr. Wynn, on behalf of Wynn Resorts, caused the filing of the Company’s original Articles of Incorporation (the “Original Articles”).  The Original Articles did not include any provision establishing a right to redeem shares of “[U]nsuitable Person[s].”  Thereafter, on June 11, 2002, Wynn Resorts, Mr. Wynn, Aruze USA, Baron, and the Kenneth R. Wynn Family Trust entered into the Contribution Agreement (the “Contribution Agreement”), by which each party agreed to contribute all of the LLC Interest in Valvino to Wynn Resorts in exchange for the capital stock of Wynn Resorts.  The

Wynn Resorts’ stock acquired by Mr. Wynn, Aruze USA, and Baron was subject to the provisions in the Contribution Agreement, as well as the provisions in the Stockholders Agreement entered into on April 11, 2002.

The Contribution Agreement included an integration clause stating:

This Agreement, the Stockholders Agreement, and the Operating Agreement contain the entire understanding of the parties with respect to the subject matter hereof or thereof.  There are no restrictions, agreements, promises, representations, warranties, other than those expressly set forth or referred to herein or therein.  This Agreement, the Stockholders Agreement, and the Operating Agreement, supersede all prior agreements and understandings between the parties with respect to their subject matter.

The Contribution Agreement further stated that the “Agreement may not be modified or amended except by an instrument in writing signed by the corporation and all of the Holders.”

On September 10, 2002, Mr. Wynn caused the filing of Amended Articles.  Neither Aruze USA nor Mr. Okada was provided an opportunity to vote or consent in writing to the Amended Articles.  The Amended Articles added the following additional language to the Original Articles:

The Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person shall be subject to redemption by the Corporation, out of funds legally available therefor, by action of the board of directors, to the extent required by the Gaming Authority making the determination of unsuitability or to the extent deemed necessary or advisable by the board of directors.

On September 28, 2002, Mr. Wynn contributed the LLC Interest in Valvino to Wynn Resorts.

On October 21, 2002, Mr. Okada became a member of the Board.  Mr. Okada was subsequently appointed to serve as the  Vice-Chairman of the Board

On October 25, 2002, Wynn Resorts conducted an initial public offering on The NASDAQ Stock Market LLC (the “Nasdaq”) at $13 per share.  At this time, Aruze USA and Mr. Wynn each owned approximately 30% of the outstanding stock.

On April 28, 2005, Wynn Las Vegas opened.

On September 10, 2006, Wynn Resorts opened in Macau.

Development In The Philippines

In 2007, Universal, the parent company of Aruze USA, and Mr. Okada began exploring the possibility of acquiring and developing land in the Philippines.  Mr. Okada, the Chairman of Universal, brought the development idea to Mr. Wynn as a possible project for Wynn Resorts to pursue.  On December 20, 2007, Universal announced a planned casino project in the Asian market and on April 25, 2008, Universal announced its planned casino project in the Philippines.

Wynn Resorts knew of the planned casino project in the Philippines in advance of Universal’s announcement.  Indeed, Mr. Wynn stated during a May 1, 2008 conference call that he had discussed the project with Mr. Okada extensively, and that everyone at Wynn Resorts would provide Mr. Okada support and advice on the Universal project.

On August 5, 2008, the Philippine Amusement and Gaming Corporation issued a provisional license to Tiger Resort, Leisure and Entertainment, Inc. (“Tiger”) to develop, establish, and operate casinos within the Bagong Nayong Pilipino Manila Bay Tourism City.  Tiger is a subsidiary of Universal organized under the laws of the Philippines.

On June 14, 2010, Mr. Wynn and Mr. Okada jointly visited Manila and attended presentations regarding a development project.

Wynn Resorts’ Pledge To The University Of Macau Development Foundation

In April 2011, the Board met, discussed, and approved Wynn Macau, Limited’s (“Wynn Macau”) pledge to donate HK$1 billion (roughly $135 million) to the University of Macau Development Foundation.  The contribution consisted of a $25 million contribution to be made in May 2011, and a commitment for an additional donation of approximately $10 million each year for the calendar years 2012 through 2022 inclusive.  Mr. Okada questioned and objected to the donation and ultimately voted against it.

Following the April 2011 board meeting, pursuant to his rights as a director, Mr. Okada requested additional information related to Wynn Resorts’ business, including the Wynn Macau donation, culminating in formal demands for access to the books and records of the Company in October 2011.  Subsequently, on January 11, 2012, in Nevada state court, Mr. Okada filed a petition for writ of mandamus to compel Wynn Resorts to grant him access to Wynn Resorts’ books and records, including records related to the Wynn Macau donation to the University of Macau Development Foundation.  At a hearing on February 9, 2012, the Court ordered Wynn Resorts to comply with Mr. Okada’s reasonable requests.

On February 13, 2012, Wynn Resorts filed an 8-K stating that on February 8, 2012, Wynn Resorts received a letter from the Salt Lake Regional Office of the SEC requesting that, in connection with an informal inquiry by the SEC, Wynn Resorts preserve information relating to the pledge and donation to the University of Macau Development Foundation, any donations by Wynn Resorts to any other educational charitable institutions, and the Company’s casino or concession gaming licenses or renewals in Macau.

Aruze USA Seeks to Nominate Directors

On January 18, 2012, Aruze USA sent a letter to the Wynn Resorts Nominating and Corporate Governance Committee recommending that the Nominees (as well as two other candidates who are also independent from the Universal Group and its affiliates) be nominated by Nominating and Corporate Governance Committee and included in Wynn Resorts’ Proxy Statement in an effort to seek greater independence on the Board.   Aruze USA also sent a letter to Mr. Wynn reminding him of his obligation to endorse Aruze USA’s nominees pursuant to the Amended and Restated Stockholders Agreement (as defined below).

Wynn Resorts’ Compliance Committee Investigation

After Mr. Okada raised his objection to the Wynn Resorts pledge to the University of Macau Development Foundation, on September 30, 2011, Aruze USA’s lawyers and Mr. Okada met with Kimmarie Sinatra and Kevin Tourek of Wynn Resorts.  Ms. Sinatra and Mr. Tourek stated that Wynn Resorts’ Compliance Committee had commissioned two investigations and claimed to have an investigative report related to Mr. Okada and Universal.  Ms. Sinatra also gave Mr. Okada a copy of the

Amended Articles and stated that the Compliance Committee would meet on October 31, 2011.  Counsel for Aruze USA requested a copy of the investigative report at the September 30 meeting.  Ms. Sinatra and Mr. Tourek declined to provide a copy of the purported investigative report.  On October 3, 2011, Aruze USA’s counsel again requested a copy of the Compliance Committee’s investigative report, but Wynn Resorts declined to provide the purported report.

On October 4, 2011, Mr. Wynn and Ms. Sinatra met with Mr. Okada and counsel for Aruze USA and Mr. Okada.  Mr. Wynn stated that Mr. Okada must be removed as Vice Chairman of Wynn Resorts and stated that Mr. Okada should resign as a director of Wynn Resorts.  During the meeting, counsel for Aruze USA again requested a copy of the Compliance Committee’s purported investigative report.  Ms. Sinatra stated that the report was privileged and did not provide a copy of the report to Aruze USA.

On October 12, 2011, Robert L. Shapiro, an attorney retained by Wynn Resorts, sent a letter to Aruze USA.  The letter stated that Universal’s project in the Philippines supposedly raised questions regarding possible violations of the Foreign Corrupt Practices Act.  Mr. Shapiro explained that Wynn Resorts’ Compliance Committee was investigating the matter and retained Louis J. Freeh and his firm Freeh Sporkin & Sullivan LLP (“Freeh Sporkin”) to conduct a purportedly independent investigation.  The letter further called for Mr. Okada’s resignation as a director of Wynn Resorts.

On October 24, 2011, through counsel, Mr. Okada made a formal demand for documents regarding the Philippine investigation.

On November 1, 2011, the Board held a scheduled meeting.  At the meeting, the Chairman of the Wynn Resorts Compliance Committee, Robert Miller, provided an oral report of the investigation into Mr. Okada’s and Universal’s activities in the Philippines.  Mr. Miller reported that one internal and two independent investigations had been conducted into suitability, conflicts of interest, and possible breaches of fiduciary duties related to acquisition of the land in the Philippines by related to Universal’s  Philippine project and charitable contributions made by Universal.

On November 1, 2011, the Board held a scheduled meeting, at which the Board eliminated Mr. Okada’s position as Vice Chairman of the Board.  Mr. Okada continued as a member of the Board.

On January 9, 2012, attorneys from the law firm of Freeh Sporkin & Sullivan LLP contacted counsel for Mr. Okada.  Freeh Sporkin set the dates for an interview with Mr. Okada from January 30 to February 5.  On January 19, 2012, Mr. Miller wrote directly to Mr. Okada stating that if Mr. Okada did not make himself available for interviews with Freeh Sporkin on January 30 or 31, the Compliance Committee “can only conclude [Mr. Okada] refused participation.”  The interview was ultimately scheduled for February 15, 2012.

On February 15, 2012, Mr. Okada sat for a full-day interview with Mr. Freeh and several other lawyers for Freeh Sporkin.  Shortly after the conclusion of this interview, on February 15, 2012, Wynn Resorts noticed a special meeting of its Board set for February 18, 2012 at 9:00 a.m. in Las Vegas.  The agenda included a review of the Freeh Sporkin report.

On February 18, 2012, Wynn Resorts held a special meeting of its Board.  Mr. Okada participated via telephone.  During the meeting, Mr. Okada was told he would not be provided a copy of the Freeh Sporkin report unless he and his counsel signed a non-disclosure agreement.  Mr. Okada did not sign the agreement and was not provided with a copy of the Freeh Sporkin report.  Mr. Freeh presented his findings to the Board.

On or about February 18, 2012, Wynn Resorts provided a copy of the Freeh Sporkin report to the Wall Street Journal.  Mr. Okada only obtained a copy of the Freeh Sporkin report days later, when his representatives obtained a copy from a court where Wynn Resorts had filed it, and Mr. Okada still has not been provided with a copy of the Freeh Sporkin report that includes the exhibits to the report.

At 1:45 am Pacific Time on February 19, 2012, Aruze USA’s counsel received correspondence, containing a notice of determination of unsuitability and a notice of redemption.  The redemption notice stated that Wynn Resorts had redeemed Aruze USA’s stock in exchange for 10-year promissory note paying 2% annual interest on a face amount of approximately $1.936 billion.  That $1.936 billion face amount represented a 30% discount off the stock market valuation of the stock based on the prior day’s closing price and was nearly $1 billion less than the value Wynn Resorts itself had given Aruze USA’s shares in a court filing on January 27, 2012.

Litigation Regarding The Purported Redemption of Aruze USA’s Shares Of Wynn Resorts Stock

At 2:14 a.m. Pacific Time on February 19, 2012, Wynn Resorts electronically filed a complaint against Mr. Okada.  The complaint attached the report prepared by Mr. Freeh without exhibits.

On February 19, 2012, Wynn Resorts issued a press release stating that it had redeemed Aruze USA’s shares in exchange for a promissory note in the principal amount of $1.936 billion.

Aruze USA and Universal filed an answer to Wynn Resorts’ complaint and a counterclaim on March 12, 2012.

On August 24, 2012, Wynn Resorts filed a Form 8-K announcing that it will hold the Annual Meeting on November 2, 2012.

On August 31, 2012, Aruze USA and Universal filed a preliminary injunction motion to protect Aruze USA’s rights as a stockholder of Wynn Resorts. The motion sought to prohibit Wynn Resorts from preventing Aruze USA from exercising its right to vote its shares at the Annual Meeting or otherwise depriving Aruze USA of its stockholder rights, including its right to propose new directors for consideration at the Annual Meeting.  Universal argued that the Board's forcible redemption of Aruze USA's almost 20% ownership interest in Wynn Resorts was an attempt at disenfranchising Aruze USA with respect to critical upcoming stockholder votes and at silencing Mr. Okada as the lone voice of dissent against Steve Wynn on the Board (as evidenced by Mr. Okada's vote against the $135 million pledge to the University of Macau Development Foundation).  Although Wynn Resorts purports to justify the redemption by claiming that, on the basis of the Freeh Sporkin report, Aruze USA's continued ownership of the Common Stock would put Wynn Resorts in imminent danger of losing its gaming licenses, Universal argued that the Freeh Sporkin report was a mere pretext for the Board's actions to oust a dissenting Board member and entrench and enrich Steve Wynn, the Board, and the management of Wynn Resorts.  In fact, one Board member who voted in favor of the redemption, Elaine P. Wynn, has admitted in court filings that Wynn Resorts was not in imminent danger of losing any gaming licenses, and therefore this was not a basis for the redemption.

On October 2, 2012, District Court, Clark County, Nevada denied the preliminary injunction motion.  Aruze USA and Universal intend to appeal this decision to the Supreme Court of Nevada.

REASON FOR THE SOLICITATION

As noted above, on January 18, 2012 Aruze USA sent a letter to the Wynn Resorts Nominating and Corporate Governance Committee recommending the Nominees (as well as two other candidates who are also independent from the Universal Group, Wynn Resorts and their respective affiliates) be nominated by the Nominating and Corporate Governance Committee and included in Wynn Resorts’ Proxy Statement in an effort to seek greater independence on the Board.   The Nominating and Corporate Governance Committee did not agree to nominate the Nominees or Aruze USA’s two other candidates and, as described above, Wynn Resorts has taken certain actions resulting in the purported redemption of the Aruze Shares that raise serious questions about the Board's independence and its corporate governance more generally.  As described above, Aruze USA believes that the Board used the Freeh Sporkin report as a mere pretext to oust Mr. Okada, a dissenting Board member, and entrench and enrich Mr. Wynn, the Board, and the management of Wynn Resorts.  After Mr. Okada alone voted against the proposal to donate $135 million to the University of Macau Development Foundation, Mr. Wynn caused the Board to declare Mr. Okada, Aruze USA and Universal to be “unsuitable” at a special Board meeting hurriedly put together, called on only three days’ notice and held in the middle of the night in Asia.  There, at Mr. Wynn’s urging, the Board voted to forcibly take Aruze USA’s stock in exchange for a 10-year note at a 30% discount to the then-current stock market price.  In one fell swoop, Mr. Wynn and his Board thus acted to quell dissent and consolidate power at Wynn Resorts by disenfranchising the Company’s largest stockholder.  Aruze USA contends that the Board's actions, taken in direct contravention to both Wynn Resorts’ contractual obligations to Aruze USA and the Board’s fiduciary duties, demonstrate a profound disregard of corporate governance and paint a picture of a Board beholden to the Company’s chairman and chief executive officer, Mr. Wynn.

Because the Board’s actions confirm our belief that the Board lacks a sufficient level of independence from the Company’s management and, in particular Mr. Wynn, the Company’s chairman and chief executive officer, we intend to nominate the Nominees at the Annual Meeting.   In this regard, we would further note that only seven of the 12 members (or 58.3%) of the Board are independent under the listing rules of the Nasdaq.  In its 2011 report on the Company, proxy advisory firm ISS noted the low level of independent directors on the Board, stating, “[i]nvestors generally prefer that independent directors be a substantial majority of the company’s board.”  Additionally, proxy advisory firm Glass Lewis & Co., in its 2011 Proxy Paper on the Company remarked:

We note that five of the twelve directors are either affiliated with the Company or are insiders.  We believe this raises concerns about the objectivity and independence of the board and its ability to perform its proper oversight role.  We prefer boards with a lower percentage of affiliates and insiders.

We strongly believe the interests of Stockholders should be better protected by greater independent representation on the Board.  We are submitting the Nominees for election to the Board to strengthen the Board and to provide strong, independent directors to help lead the Company and drive its business goals.  We believe that the addition of these independent, highly credentialed and experienced directors is essential to enhancing Wynn Resorts’ corporate governance and future success.  Unlike the directors the Nominees would replace, we believe the Nominees would be deemed independent under Nasdaq’s listing rules.

The Nominees would replace Linda Chen and Marc D. Schorr on the Board.  The following provides certain information from the Wynn Resorts’ Proxy Statement regarding Ms. Chen’s and Mr. Schorr’s positions with Wynn Resorts as well as the compensation and other benefits they receive from Wynn Resorts, as we believe this information bears on their ability to provide independent judgment on the Board.

Linda Chen.  Ms. Chen has been an Executive Director and Chief Operating Officer of Wynn Macau, Limited, a majority owned subsidiary of the Company, since September 2009.  Ms. Chen serves as the President of Wynn International Marketing, Limited, a wholly-owned indirect subsidiary of the Wynn Resorts, a position she has held since January 2005.  In addition, Ms. Chen is the Chief Operating Officer of Wynn Resorts (Macau), S.A., a role she has served in since June 2002. Ms. Chen is responsible for the marketing and strategic development of Wynn Macau.  Ms. Chen is a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau).

Ms. Chen was awarded total annual compensation, as calculated pursuant to SEC rules, of approximately $5.9 million in 2011.  She also realized approximately $3.3 million in value through the exercise of stock options in 2011.  In addition, under the terms of Ms. Chen’s 2010 employment agreement, Wynn Resorts purchased a home in Macau for Ms. Chen’s use for approximately $5.4 million, and through December 31, 2011, had made improvements with costs totaling $2.1 million to renovate the home.  Upon the occurrence of certain events set forth below, Ms. Chen shall have the option to purchase the home at the then fair market value of the home (as determined by an independent appraiser) less a discount equal to ten percent of the then fair market value multiplied by each anniversary of the term of the agreement that has occurred (the “Discount Percentage”). The option is exercisable for (a) no consideration at the end of the term, (b) $1.00 in the event that the Company terminates Ms. Chen’s employment without “cause” or Ms. Chen terminates her employment for “good reason” following a “change of control” and (c) at a price based on the applicable Discount Percentage in the event Ms. Chen terminates the agreement due to material breach by the Company. Upon Ms. Chen’s termination for “cause,” Ms. Chen will be deemed to have elected to purchase the Macau home based on the applicable Discount Percentage unless the Company determines to not require Ms. Chen to purchase the home.  If Ms. Chen’s employment terminates for any other reason before the expiration of the term (e.g., because of her death or disability or due to revocation of gaming license), the option will terminate.

In addition, in July 2011, Ms. Chen was granted a $10 million cash retention award which vests in full on July 27, 2021 (the “Vesting Date”), subject to certain provisions.

Finally, Wynn Resorts (or its subsidiaries) employs Eddie Tseng, the spouse of Ms. Chen, as Senior Vice President of Customer Development of Worldwide Wynn, LLC.  In 2011, the compensation paid to Mr. Tseng, as calculated pursuant to the SEC’s compensation disclosure rules, consists of base salary and bonus of $572,000 and other compensation of $668.

Marc D. Schorr.  Mr. Schorr serves as Chief Operating Officer of the Company, a position he has held since June 2002.  Mr. Schorr has served as a Non-Executive Director of Wynn Macau, Limited since September 2009 and is also an officer of several of the Company’s other subsidiaries.

Mr. Schorr was awarded total annual compensation, as calculated pursuant to SEC rules, of approximately $8.1 million in 2011 from Wynn Resorts, including $387,982 related to personal use of Wynn Resorts’ aircraft.  He also realized approximately $4.9 million in value through the exercise of stock options in 2011

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Section 2.12 of the Bylaws provides that nominations of persons for election to the Board may be made “by any stockholder entitled to vote in the election of directors who complies with the notice procedures set forth in Section 2.13” of the Bylaws (“Section 2.13”).  On August 31, 2012, Aruze a record holder of Common Stock, delivered a timely notice in accordance with Section 2.13, notifying Wynn Resorts of Aruze USA’s intent to nominate Professor Jonathan R. Macey and Mr. Fredric G. Reynolds for election as Class I members of the Board.  Each Nominee, if elected, would serve a three-year term and hold office until the 2015 annual meeting of Stockholders and until his successor  is elected or appointed and qualified or until his earlier death, retirement, disqualification, resignation or removal.  Background information about each of the Nominees is set forth below.   Each of the Nominees has consented to being named in this Proxy Statement and, if elected, to serve as a director.

The Amended Articles and the Bylaws require that the number of directors on the Board be not less than one nor more than thirteen.  Presently, the Board is set at 12 directors and is divided into three classes.  At each annual meeting, the terms of one class of directors expire. Each director nominee is elected to the Board for a term of three years.  Class I includes Ms. Linda Chen, Mr. John A. Moran, Mr. Marc D. Schorr and Ms. Elaine P. Wynn, whose terms expire at the Annual Meeting.  On September 14, 2012, Wynn Resorts filed a Form 8-K with the SEC announcing that, on September 10, 2012, Mr. John A. Moran informed Wynn Resorts of his determination to retire from the Board and not to stand for re-election at the Annual Meeting.  At the Annual Meeting, four  Class I directors are to be elected, each to serve until the 2015 annual meeting of Stockholders and until his or her successor is elected or appointed and qualified, or until his or her earlier death, retirement, disqualification, resignation or removal.

According to Wynn Resorts’ Proxy Statement, the Board intends to nominate four candidates for election as Class I directors at the Annual Meeting.  This Proxy Statement is soliciting proxies to elect Professor Jonathan R. Macey and Mr. Fredric G. Reynolds, and to enable Stockholders to vote for the Wynn Resorts nominees other than Ms. Linda Chen and Mr. Marc D. Schorr.  Therefore, should a Stockholder authorize us, we will cast votes for our two Nominees and Wynn Resorts’ nominees, other than Ms. Linda Chen and Mr. Marc D. Schorr.  No nominees of Wynn Resorts for whom we seek authority to vote has agreed to serve with any of our Nominees, if one or both of our Nominees are elected, and there is no assurance that any of Wynn Resorts’ nominees will serve as directors if one or both of the Nominees are elected to the Board.

If elected, the Nominees will be a minority of the directors and will not alone be able to adopt resolutions.  However, the Nominees expect to be able to actively engage other Board members in full discussion of the issues facing the Company and resolve them together.  By utilizing their respective experiences and working constructively with Board members, the Nominees believe they can effect positive change at Wynn Resorts.

The Nominees would not be barred from being considered independent under Rule 5605 of the Nasdaq listing rules  and the independence standards applicable to Wynn Resorts under paragraph (a)(1) of Item 407 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); the Participants believe that the Nominees would be considered independent under both the Nasdaq listing rules and the Exchange Act.

Professor Jonathan R. Macey, age 57

Professor Macey has enjoyed a long and distinguished career as a professor of law with a focus on corporate law, corporate governance, securities law and finance. Professor Macey has for more than the last five years been the Sam Harris Professor of Corporate Law, Corporate Finance and Securities Law at Yale Law School, and a professor in the Yale School of Management. He is also member of the Faculty Advisory Group, of the Yale Center for Corporate Governance and Performance, a Member of the Board of Directors of the Yale Law School Center for the Study of Corporate Governance, a member of the

Faculty Advisory Group of Yale’s Millstein Center for Corporate Governance and Performance and is Chair of the Yale University Advisory Committee on Investor Responsibility.  Professor Macey has been a visiting professor at the University of Tokyo, the University of Amsterdam and the Stockholm School of Economics. He is widely published in the fields of corporate law and corporate governance.  Mr. Macey has served on a number of boards of directors, including the board of WCI Communities, Inc., a fully integrated homebuilding and real estate services company, from August 2007 to November 2009, where he was a member of the audit committee and the nominating and corporate governance committee.   WCI Communities, Inc. was a public company prior to its deregistration under the Exchange Act in March 2009.

Based upon Professor Macey’s expertise in corporate governance, securities law and finance; prior service as an independent director of a public company; and education, the Participants believe that Professor Macey has the requisite set of skills to serve as a Board member.  Professor Macey would also bring to the Board a unique and studied perspective on corporate governance and corporate law, representing an important source of legal knowledge and current thinking on governance issues that would certainly enhance the Board’s consideration and execution of its duties.

Mr. Fredric G. Reynolds, age 61

Mr. Reynolds has enjoyed a long career in the consumer products industry and as chief financial officer of large U.S. public companies.  Mr. Reynolds served as Executive Vice President and Chief Financial Officer of CBS Corporation, a mass media company, from July 2005 until his retirement in August 2009.  From July 2001 until July 2005, Mr. Reynolds served as President and Chief Executive Officer of Viacom Television Stations Group.  He also served as Executive Vice President and Chief Financial Officer of CBS Corporation and its predecessor, Westinghouse Electric Corporation, from 1994 to 2000.  Prior to that, Mr. Reynolds served in various capacities with PepsiCo, Inc., a food and beverage company, for twelve years, including Chief Financial Officer or Financial Officer at Pizza Hut, Pepsi Cola International, Kentucky Fried Chicken Worldwide and Frito-Lay.  Mr. Reynolds currently serves on the boards of two large public companies, Kraft Foods, Inc., where he has been a director since 2007 and currently serves as chair of the audit committee and member of the finance committee, and AOL, Inc., where he has been a director since 2009 and currently serves as lead director and as a member of the audit, finance, and nominating and governance committees and chair of the executive committee.  Mr. Reynolds also serves on the board of directors of Metro-Goldwyn-Mayer Studios Inc., a privately held company.  From March 2010 to April, 2011, Mr. Reynolds served as non-executive chairman of the board of directors of The Reader's Digest Association, Inc., a privately held media and direct marketing company.  Mr. Reynolds is a certified public accountant in the State of Florida and is qualified as a “financial expert” under the relevant Nasdaq and SEC rules.

Based upon Mr. Reynolds’ extensive financial and accounting experience as a CFO, his leadership roles on the boards of two large public companies, and his education, the Participants believe that Mr. Reynolds has the requisite set of skills to serve as a Board member.  Given Wynn Resorts’ strategy of growth over the coming years, the Board would benefit greatly from someone with Mr. Reynolds’ mix of financial and governance experience.

WE STRONGLY URGE YOU TO VOTE FOR THE ELECTION OF PROFESSOR JONATHAN R. MACEY AND MR. FREDRIC G. REYNOLDS BY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED GREEN PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED TO YOU WITH THIS PROXY STATEMENT OR BY USING THE GREEN PROXY CARD TO VOTE BY TELEPHONE OR INTERNET.  IF YOU HAVE SIGNED THE GREEN PROXY CARD AND NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE ALL THE SHARES OF COMMON STOCK REPRESENTED BY THE

GREEN PROXY CARD FOR THE ELECTION OF PROFESSOR JONATHAN R. MACEY AND MR. FREDRIC G. REYNOLDS AND THE WYNN RESORTS NOMINEES OTHER THAN MS. LINDA CHEN AND MR. MARC D. SCHORR.

Nominee Agreements

Professor Jonathan R. Macey and Mr. Fredric G. Reynolds are each party to a Nominee Agreement, substantially in the form attached hereto as Annex B (the “Nominee Agreements”) pursuant to which, among other things:

•	each Nominee has agreed to be named as a nominee for election as a director at the Annual Meeting and to provide all information required in that regard;
•
each Nominee has agreed, if elected or appointed to the Board, to serve as a director of Wynn Resorts and in that capacity to act in the best interests of Wynn Resorts and its stockholders and to exercise his independent judgment in accordance with his fiduciary duties in all matters that come before the Board;

•
each Nominee has agreed that he is not an employee or an agent or otherwise a representative of Aruze USA or its affiliates, and that he is independent of Aruze USA and its affiliates, and that, if elected or appointed, he will in no way be controlled by or act at the direction of Aruze USA or its affiliates;

•	Aruze USA has agreed to pay each Nominee a one-time payment of $50,000 upon the first public dissemination by Aruze of such Nominee’s name;
•
Aruze has agreed to reimburse each Nominee for (A) all reasonable expenses incurred in the performance of his responsibilities as a Nominee and (B) reasonable fees and expenses of independent legal counsel to advise on legal obligations associated with serving as a Nominee, other than the negotiation of the Nominee Agreements; and

•
Aruze has agreed to provide the Nominees with customary indemnification for any and all losses, claims damages, liabilities, judgments, costs and expenses arising out of or based upon being a Nominee, subject to certain exceptions.

The foregoing description is qualified in its entirety by the form Nominee Agreement attached hereto as Annex B.

Compensation of Nominees by Participants or Their Affiliates

Except as provided in the Nominee Agreements, neither of the Nominees will receive any compensation from any of the Participants or any of their affiliates in connection with this proxy solicitation.

OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

According to Wynn Resorts’ Proxy Statement, Wynn Resorts is soliciting proxies with respect to two other proposals.  Please refer to Wynn Resorts’ Proxy Statement for a detailed discussion of these proposals.  These proposals are outlined below.  IF YOU HAVE SIGNED THE GREEN PROXY CARD AND NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE ALL OF THE SHARES OF COMMON STOCK REPRESENTED BY YOUR GREEN PROXY CARD “ABSTAIN” WITH RESPECT TO PROPOSAL 2 AND “FOR” PROPOSAL 3.

Proposal No. 2 – Approval of Wynn Resorts’ Amended and Restated Annual Performance Based Incentive Plan for Executive Officers

According to Wynn Resorts’ Proxy Statement, Wynn Resorts will also solicit proxies with respect to a proposal for Stockholders to approve Wynn Resorts’ Amended and Restated Annual Performance Based Incentive Plan for Executive Officers.  Please refer to Wynn Resorts’ Proxy Statement for a discussion of such proposal.  The Universal Group makes no recommendation with respect to Proposal No. 2.

Proposal No. 3 -- Ratification of Appointment of Independent Public Accountants

According to Wynn Resorts’ Proxy Statement, Wynn Resorts will also solicit proxies with respect to a proposal for Stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP, a registered public accounting firm, as the Company’s independent public accountants to examine and report to the Company’s stockholders on the consolidated financial statements of the Company and its subsidiaries for the year 2012.  Please refer to Wynn Resorts’ Proxy Statement for a discussion of such proposal.  The Univeral Group intends to vote, and recommends that you vote, “FOR” this proposal.

Other Business to Be Presented At the Annual Meeting.

The Participants and their affiliates know of no other business to be presented at the Annual Meeting.  If any other matters should properly come before the Annual Meeting, it is intended that the persons named on the enclosed GREEN proxy card will vote that proxy on such other matters as they determine appropriate in their discretion.

ADDITIONAL INFORMATION ABOUT THE PARTICIPANTS

Information With Respect to the Nominees

None of the Nominees owns, of record, directly or indirectly, or beneficially, any securities of Wynn Resorts or any parent of subsidiary of Wynn Resorts. None of the Nominees has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. Lastly, none of the Nominees is involved in any material proceedings as a party adverse to Wynn Resorts, nor do any of the Nominees have a material interest adverse to Wynn Resorts.

Beneficial Ownership and Transactions in Wynn Resorts Securities

None of the Participants has effected any transactions in securities of Wynn Resorts during the past two years.  None of the Participants beneficially owns any securities of Wynn Resorts, other than the 24,599,222 shares of Common Stock directly held by Aruze USA and beneficially owned by the Universal Group.  For additional information, See “Annex A”

Amended and Restated Stockholders Agreement and Waiver and Consent Relating Thereto

On January 6, 2010, Mr. Wynn, chairman of the Board and chief executive officer of Wynn Resorts, Elaine P. Wynn, a director of the Company, and Aruze USA, each greater than 5% Stockholders of the Company, entered into an Amended and Restated Stockholders Agreement (the “Amended and Restated Stockholders Agreement”) whereby that certain Stockholders Agreement, entered into as of April 11, 2002, between Mr. Wynn, Aruze USA and Baron, as amended by that certain Amendment to Stockholders Agreement, entered into as of November 8, 2006, between Mr. Wynn and Aruze USA, the Waiver and Consent, dated July 31, 2009, and the Waiver and Consent, dated August 13, 2009, was amended and restated in its entirety.  Pursuant to the Amended and Restated Stockholders Agreement, Elaine P. Wynn (a) became a party to the Amended and Restated Stockholders Agreement in connection with her ownership of 11,076,709 shares of the Company’s common stock that were transferred to Elaine P. Wynn by Mr. Wynn and (b) became subject to the covenants and provisions thereof, including with respect to voting agreements, preemptive rights, rights of first refusal, tag-along rights and certain other restrictions on transfer of such shares subject to release of a number of shares equal to $10,000,000 divided by the closing price of the Common Stock on January 5, 2010 (or if January 5 is not a trading day, the trading day immediately preceding January 5)”on January 6, 2010 and on each of the following nine anniversaries thereof.  In addition, the Amended and Restated Stockholders Agreement amended the voting agreement provision to provide that each of Mr. Wynn, Elaine P. Wynn and Aruze USA agree to vote all shares of Wynn Resorts held by them and subject to the terms of the Amended and Restated Stockholders Agreement in a manner so as to elect to the Board each of the nominees contained on each and every slate of directors endorsed by Mr. Wynn, which slate will include, subject to certain conditions, Elaine P. Wynn and, so long as such slate results in a majority of the directors at all times being candidates endorsed by Mr. Wynn, nominees approved by Aruze USA.  The enforceability of the Amended and Restated Stockholders Agreement is the subject of pending litigation between, among others, the Universal Group and Wynn Resorts.  See “Background of the Solicitation.”

On December 15, 2010, Mr. Wynn, Ms. Wynn and Aruze USA entered into a Waiver and Consent (the “December 2010 Waiver and Consent”) with respect to the Amended and Restated Stockholders Agreement.  Pursuant to the December 2010 Waiver and Consent, (a) the parties agreed to accelerate the release of 61,956 shares (the “EW Released Shares”) of Common Stock to Ms. Wynn pursuant to Section 11 of the Amended and Restated Stockholders Agreement from January 6, 2011 to December 15, 2010, (b) Mr. Wynn agreed to waive his right of first refusal with respect to the EW Released Shares and (c) each of Mr. Wynn and Ms. Wynn consented to the transfer by Aruze USA of up to 1,000,000 shares (the “December 2010 Aruze Released Shares”) of Common Stock from the Amended and Restated Stockholders Agreement.  The parties agreed that the December 2010 Aruze Released Shares shall be released from all terms and restrictions set forth in the Amended and Restated Stockholders Agreement upon the transfer of such shares.  The parties further agreed that until any such transfer, the December 2010 Aruze Released Shares shall remain subject to all terms and restrictions set forth in the Amended and Restated Stockholders Agreement.

Contracts, Arrangements, Understandings With Respect to Securities of Wynn Resorts

With respect to each Participant (including the Nominees), except as set forth herein or in any of the Annexes attached hereto, such Participant is not, nor was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Wynn Resorts, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding or proxies.

No Arrangements or Understandings Involving Wynn Resorts or Its Affiliates

No Participant nor any of such Participant’s associates have any arrangement or understanding with any person with respect to (A) any future employment by Wynn Resorts or its affiliates or (B) any future transactions to which Wynn Resorts or any of its affiliates will or may be a party.

Business Address for Each of the Participants

The business addresses for each of the Participants is set forth below:

Mr. Kazuo Okada
Ariake Frontier Bldg. A
3-7-26 Ariake, Koto-ku, Tokyo

Universal Entertainment Corporation
Ariake Frontier Bldg. A
3-7-26 Ariake, Koto-ku, Tokyo

Aruze USA, Inc.
745 Grier Drive
Las Vegas, NV  89119

Professor Jonathan R. Macey
Yale Law School
127 Wall Street
New Haven, CT  06511

Mr. Fredric G. Reynolds
630 Stonehouse Lane
Montecito, CA. 93108

No Convictions in a Criminal Proceeding

No Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the last ten years.

Transactions Requiring Disclosure Pursuant to Item 404(a) of Regulation S-K

Other than disclosed in this Proxy Statement or the Annexes hereto, no Participant or any associate of any Participant has any relationships that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Section 16(a) Beneficial Ownership Reporting Compliance

To the Universal Group's knowledge after due inquiry, all the Participants have timely filed any filings required to be made by them under Section 16(a) of the Exchange Act.

VOTING PROCEDURES

Shares Outstanding on the Record Date

According to Wynn Resorts’ Proxy Statement, at the close of business on the Record Date for determining Stockholders entitled to vote at the Annual Meeting, 100,522,136 shares of Common Stock were outstanding, which does not include the Aruze Shares.  Including the Aruze Shares, and based on the information contained in Wynn Resorts’ Proxy Statement, as of the Record Date, 125,071,358 outstanding shares of common stock were outstanding.  Each stockholder is entitled to one vote for each share of Common Stock held of record on the Record Date on all matters presented at the Annual Meeting.

Voting Requirements; Effect of Abstentions and Broker Non-Votes

A plurality of the votes cast in person or by proxy at the Annual Meeting is required for the election of the director nominees. Under Nevada law, shares as to which a stockholder withholds voting authority in the election of directors and broker non-votes will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of the votes cast.  However, those shares will be counted for purposes of determining whether there is a quorum. A broker non-vote occurs when a bank, broker or other nominee does not have authority to vote on a particular item without instructions from the beneficial owner and has not received instructions. For each other item to be acted upon at the Annual Meeting other than the election of directors, the item will be approved if the number of votes cast in favor of the item by the Stockholders entitled to vote exceeds the number of votes cast in opposition to the item. Abstentions and broker non-votes will not be counted as votes cast on an item and therefore will not affect the outcome of these proposals, although they are counted for purposes of determining whether there is a quorum.

How to Vote if You are a Record Holder

There are four ways you may vote.  You may:

1.	Vote via the Internet by following the voting instructions on the GREEN proxy card;

2.	Vote by telephone by following the voting instructions on the GREEN proxy card; or

3.	Sign, date and return the enclosed GREEN proxy card in the enclosed postage-paid envelope;

4.
Vote in person by attending the Annual Meeting.  Written ballots will be distributed to Stockholders who wish to vote in person at the Annual Meeting.  If you hold your shares of Common Stock through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the Annual Meeting.

To submit a proxy with voting instructions by telephone please follow the instructions on the GREEN proxy card. Proxies may also be submitted over the Internet. Please refer to the GREEN proxy card for the website information. In each case Stockholders will be required to provide the unique control number which has been printed on each Stockholder's GREEN proxy card. In addition to the instructions that appear on the GREEN proxy card, step-by-step instructions will be provided at the designated website for those Stockholders submitting proxies over the Internet. Stockholders submitting their proxies with voting instructions over the Internet may provide an email address for confirmation that their vote by Internet was successfully submitted.

Whether or not you are able to attend the Annual Meeting, you are urged to complete the enclosed GREEN proxy card and return it in the enclosed self-addressed, prepaid envelope or to vote by Internet or telephone.

Attending the Annual Meeting

The following information regarding attending the Annual Meeting is from Wynn Resorts’ Proxy Statement.  Stockholders will be admitted to the Annual Meeting upon presentation of identification and satisfactory proof of ownership of Common Stock on the record date for the Annual Meeting.  Stockholders of record as of the record date, whose names appear on the Company’s stock ledger, satisfactory proof of ownership consists of photo identification that matches the stockholder’s name on the stock ledger, or photo identification and other proof of ownership of the Company’s common stock on record date such as the Notice of Internet Availability that was mailed to them or a copy of Wynn Resorts’ proxy card. For stockholders who own shares of the Company’s common stock beneficially through a bank, broker or other nominee, satisfactory proof of ownership consists of a photo identification and the Notice of Internet Availability that was mailed to them, a copy of a voting instruction form proxy requested by and mailed to them, or a valid proxy signed by the record holder.  Guests of stockholders and any other persons will be admitted at the discretion of the Company.

How To Vote if You Hold You Common Stock “Street Name”

If your Common Stock is held in the name of a broker, bank or other nominee (i.e., in “street name”), only such broker, bank or other nominees can give a proxy with respect to your Common Stock.  You may have received a voting instruction form (which you can complete and return to your broker, bank or other nominee to direct its voting of your Common Stock).  If your broker, bank or other nominee has not sent you a voting instruction form, you may contact such nominee directly to provide it with voting instructions.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms.  For example, if you hold Common Stock in more than one brokerage account, you may receive a separate voting instruction form for each brokerage account in which Common Stock is held. You should complete, sign, date and return each voting instruction form you receive.

How Proxies are Voted If You Do Not Specify a Choice With Respect to Any Proposal

All valid proxies received prior to the Annual Meeting will be voted.  If you specify a choice with respect to any proposal by marking the appropriate box on the proxy, your shares of Common Stock will be voted in accordance with that specification.  IF NO SPECIFICATION IS MADE, YOUR SHARES OF COMMON STOCK WILL BE VOTED:

•	FOR THE ELECTION OF PROFESSOR JONATHAN R. MACEY TO THE BOARD;

•	FOR THE ELECTION OF MR. FREDRIC G. REYNOLDS TO THE BOARD;

•	FOR THE ELECTION OF THE PERSONS WHO HAVE BEEN NOMINATED BY WYNN RESORTS TO THE BOARD, OTHER THAN MS. LINDA CHEN AND MR. MARC D. SCHORR;

•	ABSTAIN WITH RESPECT TO THE APPROVAL OF WYNN RESORTS’ AMENDED AND RESTATED ANNUAL PERFORMANCE BASED INCENTIVE PLAN FOR EXECUTIVE OFFICERS;

•	FOR THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS; AND

•	IN THE PROXY HOLDERS’ DISCRETION AS TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

If you have any questions or require any assistance in executing your proxy, please call:

MacKenzie Partners, Inc.
Tel: (800) 322-2885 (toll free) or (212) 929-5500 (call collect)

PROXY PROCEDURES

IN ORDER TO SUPPORT THE NOMINEES AND VOTE AS RECOMMENDED BY THE PARTICIPANTS AT THE ANNUAL MEETING, PLEASE USE THE GREEN PROXY CARD TO VOTE BY TELEPHONE OR THE INTERNET OR MARK, SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE

Only holders of record as of the close of business on the Record Date will be entitled to vote. If you were a Stockholder of record on the Record Date, you will retain your voting rights at the Annual Meeting even if you sell such shares of Common Stock after the Record Date.  Accordingly, it is important that you vote the shares of Common Stock held by you on the Record Date, or grant a proxy to vote such shares of Common Stock on the GREEN proxy card, even if you sell such shares of Common Stock after the Record Date.

REVOCATION OF PROXIES

Any Stockholder of record may revoke or change his or her proxy instructions at any time prior to the vote at the Annual Meeting by:

•	submitting a properly executed, subsequently dated GREEN proxy card that will revoke all prior proxy cards, including any white proxy cards which you may have submitted to Wynn Resorts;

•
submitting a properly executed, subsequently dated WHITE proxy card that will revoke all prior proxy cards, including any green proxy cards which you may have submitted, to the Secretary of Wynn Resorts at the Company’s Executive Office located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109;

•	instructing the Universal Group by telephone or via the Internet as to how you would like your shares of Common Stock voted (instructions are on your GREEN proxy card);

•	attending the Annual Meeting and withdrawing his or her proxy by voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy); or

•
delivering written notice of revocation either to, as applicable, the Participants c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, or the Secretary of Wynn Resorts at the Company’s Executive Office located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

Although a revocation is effective if delivered to Wynn Resorts, the Participants request that either the original or a copy of any revocation be mailed to the Participants c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, so that the Participants will be aware of all revocations.

Please note that if your shares are held of record by a broker, bank or other nominee, you must contact that person if you wish to revoke previously given voting instructions.

Your mere attendance at the Annual Meeting WILL NOT be sufficient to cancel your prior given proxy card.  If you are not a record owner of Common Stock, you must a legal proxy from the record owner to vote the shares of Common Stock in the record owner’s name at the Annual Meeting.  If you need assistance in obtaining such authority, executing your proxy of if you have any questions, please call:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Tel: (800) 322-2885 (toll free) or (212) 929-5500 (call collect)
Email: proxy@mackenziepartners.com

IF YOU PREVIOUSLY SIGNED AND RETURNED A WHITE PROXY CARD TO WYNN RESORTS, WE URGE YOU TO REVOKE IT BY (1) MARKING, SIGNING, DATING AND RETURNING THE GREEN PROXY CARD, (2) INSTRUCTING US BY TELEPHONE OR VIA THE INTERNET AS TO HOW YOU WOULD LIKE YOUR SHARES OF COMMON STOCK VOTED WITH RESPECT TO THE GREEN PROXY CARD, (3) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON OR (4) DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE PARTICIPANTS OR TO THE SECRETARY OF THE COMPANY.

COST AND METHOD OF SOLICITATION

The solicitation of proxies pursuant to this Proxy Statement is being made by the Universal Group.  Proxies may be solicited by mail, courier service, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Universal has retained MacKenzie Partners, Inc. (“MacKenzie”) to provide advisory and consulting services regarding stockholder matters for which it will receive a retainer fee of $50,000.  Universal has also retained MacKenzie to conduct the solicitation, for which MacKenzie is to receive a fee of up to $[●].  Universal has agreed to indemnify MacKenzie against certain liabilities and expenses, including certain liabilities under federal securities laws.  Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to MacKenzie pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.  It is anticipated that MacKenzie will employ up to [●] persons to solicit proxies from Wynn Resorts’ Stockholders for the Annual Meeting.  The total expenditures in furtherance of, or in connection with, the solicitation of proxies has been approximately $[●] to date, and is estimated to be approximately $[●] in total.

Universal and/or Aruze USA will pay all costs associated with this solicitation.  The Universal Group does not intend to seek reimbursement for the costs and expenses associated with the proxy solicitation in the event that any of the Nominees are elected to the Board.

ADDITIONAL INFORMATION

Information concerning the date by which proposals of security holders intended to be presented at the next annual meeting of Stockholders of Wynn Resorts must be received by Wynn Resorts for inclusion in Wynn Resorts proxy statement is contained in Wynn Resorts’ Proxy Statement and has been omitted from this Proxy Statement in reliance on Rule 14a-5(c).  The Participants take no responsibility for the accuracy or completeness of such information contained in Wynn Resorts’ Proxy Statement.

Except as otherwise noted herein, the information in this Proxy Statement concerning Wynn Resorts has been taken from or is based upon documents and records on file with the SEC and other publicly available information.  Although we do not have any knowledge indicating that any statement contained herein is untrue, we do not take any responsibility for the accuracy or completeness of statements taken from public documents and records that were not prepared by us or on our behalf, or for any failure by Wynn Resorts to disclose events that may affect the significance or accuracy of such information.

The principal executive offices of Wynn Resorts are located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

Date:  [●], 2012

MR. KAZUO OKADA Member of the Board of Directors, Wynn Resorts, Limited Chairman, Universal Entertainment Corporation President, Aruze USA, Inc.

IMPORTANT

Tell your Board what you think! Your vote is important. No matter how many shares of Common Stock you own, please give the Universal Group your proxy FOR the election of the Nominees by voting via the Internet or telephone by following the voting instructions on the GREEN proxy card or by signing, dating and mailing the enclosed GREEN proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed GREEN voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Mackenzie Partners, Inc. at the address set forth below.
MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Tel: (800) 322-2885 (toll free) or (212) 929-5500 (call collect)
Email: proxy@mackenziepartners.com

ANNEX A

Capitalized terms used in this Annex A, but not defined herein, shall have the meanings assigned to such terms in the Proxy Statement to which this Annex A is attached.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table is reprinted from Wynn Resorts’ Proxy Statement, except for:

•	footnote (3) regarding the Company’s outstanding common stock;

•	footnote (4), which describes the shares that may be deemed to be beneficially owned by virtue of the Amended and Restated Stockholders Agreement;

•	the number of shares beneficially owned by Mr. Kazuo Okada/Aruze USA, Inc. and corresponding footnote (5);

•	the percentages of the Company’s outstanding common stock beneficially owned by each person listed in the table below as having beneficial ownership of 1% or more of the Company’s common stock;

•	the number of shares of the Company’s common stock beneficially owned by all directors, director nominees and executive officers as a group;

•	the deletion of the footnote from the beneficial ownership table in Wynn Resorts’ Proxy Statement relating to the purported redemption of the Aruze Shares; and

•	the numbering of the footnotes.

In addition, the table assumes the purported redemption of the Aruze Shares is void ab initio.  See “Certain Information Regarding the Nominees Voting, the Solicitation and the Annual Meeting – Purported Redemption of the Aruze Shares” above in the Proxy Statement.

The following table sets forth information regarding beneficial ownership of the Company’s common stock as of September 7, 2012 (unless otherwise noted), by:

•
each person or entity who is known by the Company to beneficially own more than 5% of the Company’s outstanding shares of common stock based on information reported on Form 13D or 13G filed with the SEC;

•	each director and nominee for director of the Company;

•	each of the Company’s executive officers named in the Summary Compensation Table in Wynn Resorts’ Proxy Statement; and

•	all of the Company’s current directors, executive officers and director nominees as a group.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

	Beneficial Ownership Of Shares(1)
Name and Address of Beneficial Owner (2)	Number	Percentage(3)
Stephen A. Wynn(4)	10,026,708	8.02%
Elaine P. Wynn (4)	9,742,150	7.79%
Kazuo Okada/Aruze USA, Inc. (4)(5) 745 Grier Drive Las Vegas, NV 89119	24,549,222	19.63%
Waddell & Reed Financial, Inc.(6) 6300 Lamar Avenue Overland Park, KS 66202	18,066,873	14.45%
Marsico Capital Management, LLC(7) 1200 17th Street, Suite 1600 Denver, Colorado 80202	8,476,973	6.78%
Linda Chen(8)	295,000	*
Russell Goldsmith(9)	42,720	*
Ray R. Irani(10)	20,720	*
Robert J. Miller(11)	23,220	*
John A. Moran(12)(14)	193,220	*
Marc D. Schorr(15)	300,000	*
Alvin V. Shoemaker(13)	33,220	*
J. Edward (“Ted”) Virtue	0	*
D. Boone Wayson(12)	93,220	*
Allan Zeman(13)	33,220	*
Matt Maddox(16)	86,355	*
John Strzemp(17)	250,500	*
Kim Sinatra(18)	65,887	*
All Directors, Director Nominees and Executive Officers as a Group (16 persons)(19)	45,755,362	36.58%

*	Less than one percent
(1)
This table is based upon information supplied by officers, directors, principal stockholders and the Company’s transfer agent, and contained in Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, the Company believes each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Executives and directors have voting power over shares of Restricted Stock, but cannot transfer such shares unless and until they vest.
(2) Unless otherwise indicated, the address of each of the named parties in this table is: c/o Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
(3)
Based on 125,071,358 shares outstanding, which is the sum of (i) 100,522,136 shares reported as outstanding as of September 7, 2012 in the Wynn Resorts’ Proxy Statement and (ii) 24,549,222 additional shares outstanding owned by Aruze USA, Inc.

(4)
Does not include shares that may be deemed to be beneficially owned by virtue of the Amended and Restated Stockholders Agreement, by and among Mr. Wynn, Elaine P. Wynn and Aruze USA, Inc. Mr. Wynn, Elaine P. Wynn and Aruze USA have shared voting and dispositive power with respect to shares subject to the Amended and Restated Stockholders Agreement.  Each disclaims beneficial ownership of shares held by the other parties to the Amended and Restated Stockholders Agreement.  The enforceability of the Amended and Restated Stockholders Agreement is the subject of pending litigation between, among others, the Universal Group and Wynn Resorts.  If the Amended and Restated Stockholders Agreement is still considered to be valid, each of the Universal Group, Stephen A. Wynn and Elaine P. Wynn may be deemed to beneficially own 44,318,080 shares (or 35.4%) of the outstanding Wynn Resorts common stock.

(5)
Aruze USA, Inc. is a wholly owned subsidiary of Universal Entertainment Corporation of which Mr. Kazuo Okada owns a controlling interest and is the Chairman. The subject securities were acquired and are owned by Aruze USA, Inc. but Universal and Mr. Okada may also be considered beneficial owners of the shares because Aruze USA, Universal and Mr. Okada may be deemed to have shared voting and dispositive power over the shares.

(6)
Waddell & Reed Financial, Inc. (“Waddell”) has beneficial ownership of these shares as of December 31, 2011. The information provided is based upon a Schedule 13G/A filed on February 14, 2012, filed by Waddell indicating that Waddell has sole voting and dispositive power as to 18,066,873shares; Waddell & Reed Financial Services, Inc. a subsidiary of Waddell, has sole voting and dispositive power as to 4,518,938 shares; Waddell & Reed, Inc., a subsidiary of Waddell & Reed Financial Services, Inc. has sole voting and dispositive power as to 4,518,938 shares; Waddell & Reed Investment Management Company, a subsidiary of Waddell & Reed, Inc., has sole voting and dispositive power as to 4,518,938 shares; and Ivy Investment Management Company, a subsidiary of Waddell, has sole voting and dispositive power as to 13,547,935 shares. The number of common shares beneficially owned by Waddell may have changed since the filing of the Schedule 13G/A.

(7)
Marsico Capital Management LLC (“Marsico”) has beneficial ownership of these shares as of December 31, 2011. Marsico has sole dispositive power as to 8,476,973 shares and sole voting power as to 4,320,237 shares. The information provided is based upon a Schedule 13G/A, dated February 14, 2012, filed by Marsico. The number of common shares beneficially owned by Marisco may have changed since the filing of the Schedule 13G/A.

(8)
Includes: (i) 100,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016, and (ii) 30,000 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan.

(9)
Includes: (i) 14,720 shares subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; (ii) 2,500 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan; (iii) 1,300 shares owned as Trustee for which Mr. Goldsmith disclaims beneficial ownership; and (iv) 1,500 shares through a company for which Mr. Goldsmith disclaims beneficial ownership of 1,470 shares.
(10)
Includes: (i) 15,720 shares subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; and (ii) 5,000 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan.

(11)
Includes: (i) 15,720 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; and (ii) 2,500 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan.

(12)
Includes: (i) 35,720 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; and (ii) 2,500 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan.

(13)
Includes: (i) 25,720 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; and (ii) 2,500 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan.

(14)	Includes: 150,000 shares of the Company’s common stock held by John A. Moran, as Trustee.
(15)
Includes: (i) 250,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016, and (ii) 50,000 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan.

(16)
Includes: (i) 50,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016; and (ii) 30,000 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resort’s 2002 Stock Incentive Plan.

(17)
Includes: (i) 500 shares of the Company’s common stock held by Mr. Strzemp’s mother, for which Mr. Strzemp disclaims beneficial ownership; and (ii) 55,000 shares subject to immediately exercisable options to purchase Wynn Resorts common stock pursuant to Wynn Resorts’ 2002 Stock Incentive Plan.

(18)
Includes: (i) 25,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016, and (ii) 25,000 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan.

(19)	Includes 359,040 shares subject to immediately exercisable stock options.

ANNEX B

ARUZE, USA, Inc.
745 grier drive
Las Vegas, Nevada 89119

January __, 2012

Dear Mr. ___________:

Aruze USA, Inc., a Nevada corporation (“Aruze”), intends to submit nominees to be elected as members of the Wynn Resorts, Limited, a Nevada Corporation, (“Wynn Resorts”) Board of Directors (the “Wynn Resorts Board”) in connection with the next Wynn Resorts annual meeting of stockholders pursuant to the Amended and Restated Stockholders Agreement dated January 6, 2010 among Aruze, Stephen A. Wynn and Elaine P. Wynn (the “Nomination”). Aruze may also submit a notice of nomination under Wynn Resorts’ bylaws and may solicit proxies for, among other things, the election of members to the Wynn Board in connection with the next Wynn Resorts annual meeting of stockholders or other meeting for such purpose (the “Proxy Contest”).

This letter agreement is with reference to your agreement to be nominated by Aruze (as such, a “Nominee”) for election to the Wynn Resorts Board.

A. Agreement as Nominee.

(a) You irrevocably agree: (i) to be named as a Nominee in any and all solicitation or other materials prepared by Aruze in connection with the Nomination and/or Proxy Contest, (ii) to provide all information as may be reasonably requested from time to time by Aruze (including, without limitation, all information required under federal securities laws or by Wynn Resorts’ bylaws and applicable policies, and all other information necessary for any materials prepared by Aruze in connection with the Nomination, the Proxy Contest and/or a proxy statement by Wynn Resorts (each a “Proxy Statement”)), and (iii) that your agreement to be a Nominee, and the information referred to above, may be disclosed by Aruze, in its Nomination and/or Proxy Contest materials or otherwise or by Wynn Resorts in a Proxy Statement or otherwise. You represent that the information provided by you or on your behalf to Aruze, including in your completed questionnaire from Aruze (the “Questionnaire”) relating to your being a Nominee, is true and complete and does not omit any material information. You agree that you will promptly provide Aruze with (x) any updates to the information you have previously provided under paragraph (a)(ii) of this Section A and your representations in the Questionnaire, and (y) such additional information as may reasonably be requested by Aruze. Notwithstanding the foregoing, you can terminate your agreement to be so nominated, in your sole discretion and without liability therefore, after the fifteen month anniversary of the date hereof; provided, that the remaining obligations of the parties under this Agreement survive any such termination.

(b) You agree, if elected or appointed, to serve as a director of Wynn Resorts, and in that capacity to act in the best interests of Wynn Resorts and its stockholders and to exercise your independent judgment in accordance with your fiduciary duties in all matters that come before the Wynn Resorts Board. You agree that you are not an employee or an agent or otherwise a representative of Aruze or its affiliates, that you are independent of Aruze and its affiliates, and that, if elected or appointed, you will in no way be controlled by or act at the direction of Aruze or its affiliates.

(c) Concurrently with execution of this Agreement, you will execute a consent, in the form attached as Exhibit A, confirming your consent to being a Nominee, to being named in the Nomination materials and/or a Proxy Statement and other materials as a Nominee, and to serving as a director of Wynn Resorts if elected.

(d) Notwithstanding anything in this Agreement to the contrary, Aruze is not obligated to nominate you to the Wynn Resorts Board or to identify you as an actual or potential Nominee or to commence or complete the Proxy Contest.

B. Compensation. In consideration of your agreement to become a Nominee and to be named in the Nomination materials and/or a Proxy Statement, promptly upon the first public dissemination by Aruze of your name as Nominee, Aruze shall pay to you a one-time payment in the amount of US$50,000. You understand that if you are elected to the Wynn Resorts Board, you may be entitled to receive from Wynn Resorts such compensation as shall be payable to the Wynn Resorts Board in accordance with Wynn Resorts’ policies as in effect from time to time, and that no further compensation will be due from or payable by Aruze or any of its affiliates. Aruze agrees that this compensation arrangement will be disclosed in solicitation or other materials prepared by Aruze in connection with the Nomination and/or the Proxy Contest or by the Company in a Proxy Statement where you are named as a Nominee to extent required by applicable rules.

C. Expenses. Aruze agrees that with respect to the period starting from the date of this Agreement and ending at the earlier of (x) your election to the Wynn Resorts Board (or if the election or qualification of members to the Wynn Resorts Board is contested on any grounds, such later date that such contest is resolved) and (y) the date you have been notified by Aruze that it will not commence the Proxy Contest, has abandoned the Proxy Contest or Nomination or will not or no longer will nominate you to the Wynn Resorts Board, that the requisite number of votes for your election to the Wynn Resorts Board has not been obtained or that Aruze has otherwise terminated this Agreement, Aruze will promptly reimburse you for (A) all reasonable expenses incurred in the performance of your responsibilities as a Nominee and (B) reasonable fees and expenses of independent legal counsel proposed by Aruze and agreed to by at least 3 Nominees to advise on legal obligations associated with serving as a Nominee, other than the negotiation of this Agreement.

D. Indemnification. In addition to the reimbursement provided in Section C:

(a) Aruze hereby agrees to indemnify, defend and hold harmless you from and against any and all losses, claims, damages, liabilities, judgments, costs, and expenses (including reasonable fees and disbursements of counsel and costs of investigation) (collectively, “Losses”) to which you may become subject or which you may incur in connection with being made, or threatened with being made, a party or witness (or in any other capacity) to any proceeding at law or in equity or before any governmental agency or board or any other body whatsoever (whether arbitral, civil, criminal, trial, appeal, administrative, formal, informal, investigative or other), arising out of or based upon your being a Nominee (but not in connection with or based upon your being a director of Wynn Resorts), except to the extent such Loss arises or results from your bad faith, willful misconduct, gross negligence or any untrue statement or omission made by you or made by Aruze in reliance upon and in conformity with information furnished by you in writing for use in connection with the Proxy Contest or in any document made available to Wynn Resorts or to the public; it being understood that you are furnishing the Questionnaire to be made available to Wynn Resorts at Aruze’s direction and for use in the Proxy Statement and other documents to be made publicly available in connection with the Proxy Contest.

(b) You will give prompt written notice to Aruze when you become aware of the commencement or threatened commencement of any action in respect of which you may seek indemnification from Aruze hereunder; provided that the failure to so provide prompt notice shall not relieve Aruze of its indemnification obligations hereunder except to the extent that Aruze is materially prejudiced as a result thereof. Aruze shall timely pay all reasonable fees and disbursements of one independent legal counsel selected collectively by and acting on behalf of all Nominees in respect of such action; however, you shall have the right to retain separate counsel, provided, that you shall be responsible for the fees of such counsel and costs of such participation unless either (i) you and Aruze mutually agree to the retention of such counsel, or (ii) you reasonably conclude, following discussion with legal counsel, that the representation of you and other Nominees by the same counsel would be inappropriate due to actual or potential differing interests between you and them, in which case Aruze will be responsible for the reasonable fees and costs of such counsel. Aruze shall in no event be liable for any settlement by you of any such action effected without the prior written consent of Aruze, which consent shall not be unreasonably withheld.

(c) Aruze shall not settle, without your prior written consent (which you may withhold in your sole discretion), any action in any manner that would impose any penalty, obligation or limitation on you (other than monetary damages for which Aruze agrees to be wholly responsible), or that would contain any language that could reasonably be viewed as an acknowledgement of wrongdoing on your part or that would otherwise reasonably be expected to result in not immaterial damage to your professional reputation.

(d) Subject to the second sentence of subparagraph (b) above, your rights to indemnification under this Agreement shall include the right to be advanced any and all reasonable expenses incurred in connection with any indemnifiable claim promptly upon your request as such expenses are incurred.

(e) Notwithstanding anything to the contrary, if Aruze has made payments to you pursuant to the indemnification and expense reimbursement provisions hereof and you subsequently are reimbursed by a third party therefor, you will remit such subsequent reimbursement to Aruze.

E. Confidentiality. You agree that until such information is otherwise made public, you will not disclose to any third party (on the your own behalf or on behalf of any other person or entity) any information relating to Aruze, Kazuo Okada, each of their relationship with Stephen A. Wynn or Wynn Resorts, your Nomination, or the Proxy Contest, including the existence of this Agreement, and will keep the terms of this Agreement in confidence and trust and shall not disclose such terms, except as otherwise required by law.

F. General.

(a) Notices and other communications under this Agreement shall be in writing and delivered by a nationally-recognized overnight courier with tracking capability, if mailed to you, then to the address set forth above under your name, and, if mailed to Aruze, then to the address indicated above in the letterhead. The failure of a party to insist upon strict adherence to any term contained herein shall not be deemed to be a waiver of such party’s rights thereafter to insist upon strict adherence to that term or to any other term contained herein. In the event that any one or more provisions of this Agreement are deemed to be invalid, illegal or unenforceable by a court of competent jurisdiction, then such provision(s) shall be deemed severed to the least extent possible without affecting the validity, legality and enforceability of the remainder of this Agreement.

(b) This Agreement: (i) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles; (ii) contains the entire understanding of the parties with respect to the subject matter contained herein and may not be modified or amended except by mutual written consent; (iii) shall inure to the benefit of and be binding upon the parties and their respective heirs, representatives, successors, and assigns; (iv) may not be assigned by you without Aruze’s prior written consent; and (v) may be executed in counterparts and delivered by facsimile signatures.

(c) Aruze shall have the right, at any time and in its sole discretion, to terminate this Agreement and/or to withdraw your name from consideration as a Nominee; provided, that Aruze’s obligations under Section C and Section D hereof shall survive any such termination or withdrawal.

[remainder of page intentionally left blank]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement.

Very truly yours,

Aruze USA, Inc.

By
Name:
Title:

Accepted and agreed to:

Name:

EXHIBIT A

Consent of Nominee

The undersigned hereby consents to being named as a nominee for election as a director of Wynn Resorts, Limited (the “Corporation”), in the proxy statement to be filed with the Securities and Exchange Commission and distributed to the stockholders of the Corporation by the Corporation and in other materials in connection with the solicitation of proxies by the Corporation from stockholders of the Corporation to be voted at the 2012 annual meeting of stockholders of the Corporation and any adjournment thereof or any other stockholder meeting held for the purpose of electing directors, and further consents, to serve as a director of the Corporation, if elected, and to file an application for licensing or finding of suitability if the Nevada Gaming Commission or other gaming authority shall so require or the board of directors of the Corporation deems it necessary or advisable.

Dated: January    , 2012

	Vote by Internet	WWW.CESVOTE.COM
PRELIMINARY COPY SUBJECT TO COMPLETION, DATED OCTOBER 5, 2012
Use the Internet to appoint your proxy and transmit your voting instructions until 11:59 p.m. Eastern Time on November 1, 2012. Have your proxy card available when you access the website www.cesvote.com, and follow the simple instructions to record your vote.

	Vote by Telephone	1-888-693-8683

Use any touch-tone telephone to appoint your proxy and transmit your voting instructions until 11:59 p.m. Eastern Time on November 1, 2012. Have your proxy card available when you call the Toll-Free number 1-888-693-8683 and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign, date and promptly mail your proxy card using the postage-paid envelope provided or return your proxy card to: Wynn Resorts, Limited c/o Corporate Election Services,
PO Box 3230, Pittsburgh PA 15230 to ensure your vote is
received prior to the Annual Meeting on November 2, 2012.

Vote By Internet Access the Website and submit your proxy: www.cesvote.com	Vote By Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote By Mail Sign and return your proxy in the postage-paid envelope provided.

THE PROXY STATEMENT, AS WELL AS OTHER PROXY MATERIALS DISTRIBUTED BY THE PARTICIPANTS, ARE AVAILABLE FREE OF CHARGE ONLINE AT [WWW.VIEWOURMATERIAL.COM/WYNN]

Control Number è

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL

GREEN PROXY CARD
WYNN RESORTS, LIMITED
2012 ANNUAL MEETING OF STOCKHOLDERS

PRELIMINARY COPY SUBJECT TO COMPLETION, DATED OCTOBER 5, 2012
THIS PROXY IS SOLICITED ON BEHALF OF MR. KAZUO OKADA,
UNIVERSAL ENTERTAINMENT CORPORATION AND ARUZE USA, INC. (COLLECTIVELY, THE “UNIVERSAL GROUP”)

THE BOARD OF DIRECTORS OF WYNN RESORTS, LIMITED
IS NOT SOLICITING THIS PROXY

The undersigned appoints Daniel H. Burch and Lawrence E. Dennedy, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock, $.01 par value (the “Common Stock”) of Wynn Resorts, Limited. (“Wynn Resorts”) that the undersigned would be entitled to vote if personally present at the 2012 Annual Meeting of Stockholders of Wynn Resorts, which is scheduled to be held at the Encore Theater at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada, on November 2, 2012, at 11:00 a.m. (local time), including any adjournments, postponements or continuations thereof and at any meeting called in lieu thereof (the “Annual Meeting”).

PRELIMINARY COPY SUBJECT TO COMPLETION, DATED OCTOBER 5, 2012

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of Common Stock held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to the Universal Group a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” IN PROPOSAL 1, “ABSTAIN” WITH RESPECT TO PROPOSAL 2 AND “FOR” PROPOSAL 3.

This Proxy will be valid until the completion of the Annual Meeting. This Proxy will only be valid in connection with Aruze’s solicitation of proxies for the Annual Meeting
.
IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

PRELIMINARY COPY SUBJECT TO COMPLETION, DATED OCTOBER 5, 2012

GREEN PROXY CARD

☒ Please mark vote as in this example

THE UNIVERSAL GROUP STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE NOMINEES LISTED BELOW IN PROPOSAL 1.

1. The Universal Group’s Proposal to elect Jonathan R. Macey and Fredric G. Reynolds as directors of Wynn Resorts.

	FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW
Nominees: Jonathan R. Macey Fredric G. Reynolds	☐	☐	☐ __________ __________

PLUS the persons who have been nominated by Wynn Resorts to serve as directors, other than Linda Chen and Marc Schorr. The Universal Group is NOT seeking authority to vote for and WILL NOT exercise any authority to vote for Linda Chen and Marc D. Schorr. There is no assurance that any of Wynn Resorts’ nominees will serve as directors if one or both of the Nominees are elected to the board of directors of Wynn Resorts. You should refer to the proxy statement and form of proxy distributed by Wynn Resorts for the names, background, qualifications and other information concerning the Wynn Resorts nominees.

NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED “FOR” A PARTICULAR NOMINEE LISTED, MARK THE “FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW” BOX AND WRITE THE NAME(S) OF THE NOMINEE(S) YOU DO NOT SUPPORT ON THE LINE BELOW THAT BOX. YOU MAY ALSO WITHHOLD AUTHORITY TO VOTE FOR THE PERSONS WHO HAVE BEEN NOMINATED BY WYNN RESORTS TO SERVE AS DIRECTORS OTHER THAN LINDA CHEN AND MARC D. SCHORR BY WRITING THE NAMES OF SUCH NOMINEES FOR WHOM YOU WISH TO WITHHOLD AUTHORITY BELOW. YOUR SHARES WILL BE THEN VOTED FOR THE REMAINING NOMINEE(S).

Wynn Resorts Nominees For Whom You Wish To Withhold Authority To Vote

THE UNIVERSAL GROUP MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSAL 2.

2. The Wynn Resorts’ proposal to approve the Amended and Restated Annual Performance Based Incentive Plan;

☐	FOR	☐	AGAINST	☐	ABSTAIN

THE UNIVERSAL GROUP RECOMMENDS A VOTE “FOR” PROPOSAL 3.

3. The Wynn Resorts’ proposal to ratify the Audit Committee’s appointment of Ernst & Young, LLP as the independent public accountants for Wynn Resorts and all of its subsidiaries for 2012.

☐	FOR	☐	AGAINST	☐	ABSTAIN

DATED:

(Signature)

(Signature, if held jointly)

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.